UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CNX RESOURCES CORPORATION

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CNX Center 1000 CONSOL Energy Drive
Canonsburg, Pennsylvania 15317
Telephone (724) 485-4000

April 18, 2019

To: Shareholders of CNX Resources Corporation

Our goal is to create the most long-term value per share for our investor partners. Period. In order to do this, we must do an exceptional job for our employees, regulators, and local communities. We think we made important strides with all those constituencies in 2018.

During the year, our primary focus at CNX was on capital allocation and operational execution. We made high internal rate of return (IRR) investments in growing our production, repurchased approximately 14% of the company’s shares at what we believe to be deep discounts to intrinsic value, and reduced our costs and improved our margins to peer-leading levels. However, largely due to continued macro headwinds, our share price performance for 2018 was a disappointing negative 5%. This was about 42% better than the average for our Appalachian peers. That is, however, a bit like being the world’s tallest Lilliputian.

Additionally, we made progress in further weaving our mission, values and culture into the fabric of the company. Our culture emphasizes innovation, continuous improvement, and rational, data-oriented decision-making. The primary filters that drive our decision-making are net asset value (NAV) per share and IRR. These metrics are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value  for our investors, enhances our communities and delivers energy solutions for today and tomorrow.

This focus has led to the pure-play E&P focus we enjoy today – with one of the largest acreage positions in the Marcellus and Utica shales, a low-cost structure, a conservative balance sheet, and a unique stacked pay opportunity set. This “new” company is driven by a talented, young team that has been given the autonomy to make operating decisions, along with the opportunity to be rewarded for performance. Over the past few years, we have gone from approximately 10,000 employees to approximately 460 E&P team members. Our lean, nimble workforce actively embraces change, while continuously working to simplify and streamline the company. As an example, in the past 12 months, we have re-organized the control room where we monitor field activity and, along these lines, placed the operations and marketing teams side by side allowing for real-time decision-making and coordination. Also, in 2019 we will host our first virtual annual shareholders meeting. By applying technology to the running of the meeting, we can reduce cost, improve our use of time, reduce our environmental footprint, and most importantly, provide the opportunity for more engagement with our shareholders.

2018 Highlights

In 2018, CNX had a number of important milestones.

We closed several pivotal transactions that helped bolster CNX Midstream Partners LP (CNXM), while simplifying CNX, including the approximately $305 million acquisition of Noble Energy’s 50% membership interest in the former CONE Gathering LLC and the sale of its 95% interest in the West Virginia wet gathering system to CNXM for approximately $265 million. These midstream transactions give CNX more operational and strategic control of its future.

We also executed two major divestures that simplified our focus and unlocked NAV per share. Specifically, CNX sold its shallow oil and gas (SOG), as well as scattered acreage and other miscellaneous assets, for approximately $102 million (and the elimination of approximately $200 million of balance sheet liabilities) during the second quarter of 2018 and closed on the sale of substantially all of its Ohio Utica joint venture assets for approximately $400 million on August 31, 2018.

In addition to these transactions, CNX had several other important developments in 2018 including the following:

•	Reporting net income attributable to CNX Shareholders of $797 million or $3.71 per diluted share, an increase of 109% compared to 2017;
•	Increasing adjusted EBITDAX attributable to CNX shareholders by approximately 77% to approximately $929 million.[1] Because of our active repurchase progress, attributable EBITDAX per share increased by approximately 100% compared to 2017;
•	Repurchasing CNX stock in the amount of approximately $384 million (or 25.9 million shares) at an average price of $14.80 per share, and increasing the share repurchase program authorization by another $300 million in October 2018. As of January 18, 2019, total outstanding shares were 198,335,252; a reduction of approximately 14% since inception of the program in October 2017;
•	Decreasing total production cash costs by 11%, to $1.09 per Mcfe, compared to 2017.[2] Decreasing total fully burdened cash costs by 22%, to $1.63 per Mcfe, compared to 2017;
•	Increasing operating cash margins[1] to 63%, or $1.88 per Mcfe. Increasing fully burdened cash margins to 45%, or $1.34 per Mcfe;
•	Increasing total gas production by approximately 25% to 507.1 Bcfe, which includes approximately 27 Bcfe of production related to assets that were sold during the year;
•	Increasing proved reserves by approximately 4% to 7.9 Tcfe, notwithstanding the sale of 825 Bcfe of reserves during the year; and
•	Purchasing $500 million of our outstanding 8.0% senior notes due in April 2023 resulting in sizable annual interest savings and reducing CNX’s leverage ratio (net debt/trailing 12 months earnings before interest, taxes, depreciation, depletion, amortization and exploration) from 3.6x at year-end 2017 to 2.25x as of December 31, 2018.[1]

Guiding Principles

The CNX management team and board of directors manage the company by embracing three essential principles:

1.	Optimizing long-term per share returns for our shareholders

Investing capital exclusively in high return projects that produce prudent EBITDAX per share growth, which in turn provides capital allocation flexibility and allows the company to maximize value for our shareholders.

We also believe that a steadfast, relentless commitment to best-in-class safety, environmental compliance and employee diversity increases efficiencies, reduces costs and improves margins, all important drivers of long-term NAV per share.

2.	Efficiently and prudently allocating capital

We focus on improving capital efficiency by systematically earmarking capital dollars to the highest rate of return investment opportunities. We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

The key components of our capital allocation strategy include the following:

•	Methodical execution on high IRR exploration & development projects including basin disruption through stacked pay development;
•	Opportunistic share count reduction where we see a significant margin of safety and discount to our intrinsic value per share;

(1)	“Adjusted EBITDAX attributable to CNX shareholders,” “adjusted EBITDAX attributable to CNX shareholders per outstanding share,” “average production cash costs,” “all-in cash costs,” “average production cash margins,” “average all-in cash margins,” and “net debt/EBITDA” are non-GAAP financial measures. For a definition and reconciliation to the relevant GAAP measures, please refer to the EBITDAX reconciliation table in the Company’s fourth quarter 2018 earnings release dated January 31, 2019.
(2)	Cash costs in 2018 of $1.09 per Mcfe excludes $0.89 per Mcfe of depreciation, depletion and amortization, and cash costs in 2017 of $1.23 per Mcfe excludes $1.00 per Mcfe of depreciation, depletion and amortization.

•	Balance sheet strength to drive capital flexibility (centered on a low targeted leverage ratio);
•	Consistent 15% distribution growth at CNXM and drop inventory optionality; and
•	Risk mitigation with a robust hedge book, reasonable firm transportation commitments, manageable minimum well commitments, and tiered service contracts.

3.	Seizing opportunities as a pure play E&P company

Over the next few years, we will continue to utilize the following tactics:

•	Capital. Our process for allocating capital will continue to be rigorous and methodical focusing on projects that generate the highest risk-adjusted returns and prudent production growth.
•	Strategic Transactions. We continue to refine our process for methodically assessing merger and acquisition opportunities, most importantly, potential strategic tuck-in acquisitions in the Appalachian Basin. We will look at acquisitions only when they offer returns that are compelling relative to all other capital allocation options.
•	Low Costs. We believe in a streamlined corporate office and in the power of autonomy for business units. We will continue to reduce costs at headquarters and in our business units where we seek to maintain a low-cost position relative to our peer group.
•	Hedging. We continue to follow a robust and programmatic hedging strategy that differentiates CNX from its peers. We will lock in our returns by employing a “total” hedge strategy that hedges both NYMEX and basis.
•	Compensation. We remain committed to compensation programs that align management interests with short- and long-term shareholder returns.

Conclusion

As we seek to attract the best possible group of long-term shareholders, we will continue to review our approach to investor relations. Specifically, as it relates to guidance, one of our goals is to give investors all the information they need to make informed decisions but, at the same time, to not over-emphasize short term metrics. The specifics we employ in guidance will evolve as the company evolves, and we expect to have more to say about this topic as the year progresses.

As we have said in the past, we do not view CNX simply as an E&P company; rather, we are a capital allocation firm with a rich opportunity set, including organic production investments, share repurchases, M&A, debt reduction, and dividends. In optimizing long-term value per share, we believe that the denominator often gets ignored in our industry. To illustrate, you need only look back to the 2014 to 2016 period, when we observed our Appalachian E&P peer group issue a record amount of equity (approximately $10.6 billion). During this frothy (and dilutive) period, CNX was the only company to avoid equity issuance. Our focus was instead on reducing costs and selling non-core assets. At the time, our differentiated strategy was not viewed favorably by the market but has been better received in the years since. We believe that our disciplined approach to capital allocation will continue to drive meaningful long-term value for our shareholders.

As Benjamin Graham famously said, “In the short run, the market is a voting machine but in the long run, it is a weighing machine.” We’re focused intently on increasing our specific gravity per share.

We take very seriously our obligation as stewards of your capital. Thank you for your trust, partnership, and investment in CNX.

Will Thorndike	Nick DeIuliis
Chairman of the Board of Directors	President and Chief Executive Officer
CNX Resources Corporation	CNX Resources Corporation

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Forward Looking Statements” and “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC, as supplemented by our quarterly reports on Form 10-Q. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and NGLs; our operational relationship with other parties, including midstream facilities; operational risks relating to pipeline systems, drilling natural gas wells, and customer interactions; the impact of laws and regulations on our business and industry; competitive and economic concerns; risks associated with our debt and hedging strategy; our ability to acquire economically recoverable natural gas reserves; challenges associated with strategic determinations, including the allocation of capital to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development.